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EXHIBIT 99(3)

    [LETTERHEAD]

May 4, 2001

VIA FACSIMILE (323) 965-6216
BY CERTIFIED MAIL
RETURN RECEIPT REQUESTED

Mr. Michael F. Dunning
Vice President
PBOC Holdings, Inc.
5900 Wilshire Boulevard, 16th Floor
Los Angeles, California 90036-5013

Mr. Michael F. Dunning
Senior Vice President
Chief Financial Officer
People's Bank of California
5900 Wilshire Boulevard, 16th Floor
Los Angeles, California 90036-5013

    Re: PBOC/BYL Merger

Dear Mr. Dunning;

    I am in receipt of a copy of your letter of May 2 to Mr. Ucciferri in which you notify BYL Bancorp and BYL Bank Group (collectively "BYL") that PBOC Holdings, Inc. ("PBOC") and People's Bank of California ("People's") are terminating the Agreement and Plan of Reorganization dated November 1, 2000 (the "Agreement") pursuant to Section 7.1(e) because the Effective Time has not occurred before the close of business on May 1, 2001.

    Your notice of termination is not in accordance with the Agreement, is invalid and is hereby rejected. As provided in Section 7.1(e), the right to terminate pursuant to this section shall not be available to any party "whose failure to perform an obligation under this agreement has been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement and the Agreement of Merger to be consummated by such date."

    As you have been previously notified in writing, PBOC and People's have failed to perform their obligations under the Agreement. The failure of the OTS to approve the application by May 1, 2001 was caused by, and was the direct result of, the failure of PBOC and People's to perform their obligations under the Agreement. Therefore, PBOC and People's had no right under Section 7.1(e) to terminate the Agreement.

    The failure of PBOC and People's to perform their obligations, including but not limited to the failure of PBOC and People's to perform the covenants set forth in Sections 5.1 and 5.3 of the Agreement, is a material breach of the Agreement by PBOC and People's, and on account thereof, BYL is hereby terminating the agreement in accordance with Section 7.1(b) thereof.

    As a result of this termination by BYL, pursuant to Section 8.1(a)(i) of the Agreement, PBOC and People's are obligated to pay a termination fee to BYL in the amount of $2 million plus the expenses of BYL. Attached is a worksheet that sets forth the BYL expenses in the transaction determined as of the date hereof in the amount of $3,456,771.

    On behalf of BYL, we hereby demand that PBOC pay the termination fee by delivering to BYL a cashier's check in the amount of $5,456,771 within five (5) business days of the date of this letter.

                      Very truly yours,

                      /s/ Robert E. Currie

                      Robert E. Currie
                      of LATHAM & WATKINS

                      Enclosure

cc:	Mr. Michael E. Kelly (w/enclosure)
Mr. H. Rhoads Martin (w/enclosure)
Loren P. Hansen, Esq. (w/enclosure)

MERGER RELATED EXPENSE WORKSHEET

Merger related legal fees	$118,804
Software conversion plus training	73,941
Special shareholder meeting	9,735
Leasehold improvements to accommodate
PBOC item processing	12,952
Investment banking transaction fee	903,891
Loss on sale of 1999-1 residuals	1,237,448
Estimated loss on $2 million reduction in premium income related to restriction on "C" mortgage originations	1,100,000

Total	$3,456,771

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  EXHIBIT 99(3)
MERGER RELATED EXPENSE WORKSHEET